EXHIBIT 10.1

Summary of Compensation for Outside Chairpersons of Committees of the Board of Directors of
Pacific Energy Management LLC as approved on February 1, 2006

Annual Retainer	$40,000

Additional Annual Retainer for Audit Committee Chairperson	$7,500

Additional Annual Retainer for Committee Chairpersons other than Audit Committee Chairperson	$2,500